Exhibit 99.1

FOR MORE INFORMATION:

Charles Lynch

Vice President, Strategy and Investor Relations

954-384-0175, x-5692

charles_lynch@mednax.com

FOR IMMEDIATE RELEASE

MEDNAX Reports 2015 Second Quarter EPS of $0.90

Introduces Use of EBITDA and Adjusted EPS

FORT LAUDERDALE, Fla., July 30, 2015 – MEDNAX, Inc. (NYSE: MD), the national medical group specializing in neonatal and other pediatric services, anesthesia, maternal-fetal, pediatric cardiology and other physician and management services, today reported earnings of $0.90 per diluted share for the three months ended June 30, 2015, an increase of 14% over the prior-year period. On an adjusted, non-GAAP basis, MEDNAX reported EPS of $1.02, an increase of 16% over the prior-year period.

For the 2015 second quarter compared to the prior year period, MEDNAX reported:

•	Revenue growth of 13.6 percent to $677 million;

•	Operating income growth of 8.7 percent to $141 million;

•	EBITDA growth of 11.8 percent to $157 million;

•	EPS growth of 13.9 percent to $0.90 and Adjusted EPS growth of 15.9 percent to $1.02

“We had a very active and successful second quarter, reflecting a continuation of strong operational and strategic growth as well as diversification of our service capabilities,” said Roger J. Medel, M.D., Chief Executive Officer of MEDNAX. “Our revenue and earnings growth demonstrate our ability to expand our operations and deploy our capital effectively, particularly during 2015 as we face a loss of Medicaid parity revenue versus last year. We acquired four physician groups during the quarter, and our pipeline of additional opportunities remains strong and diversified across all of our clinical specialties. Additionally, we completed the purchase of vRad, which diversifies our business into radiology physician services and telemedicine, and we are excited about the opportunities available to us in collaboration with this organization. Finally, we have expanded our financial reporting to include EBITDA and Adjusted EPS, which we believe provide additional information regarding our underlying business trends and performance. Our outlook for 2015 remains very positive, and we believe we are well positioned, financially and operationally, to bring value to our physicians, hospital partners and shareholders through our service offerings and our investments in clinical research, education and quality.”

Operating Results

MEDNAX’s net revenue for the three months ended June 30, 2015 increased by 13.6 percent, to $676.6 million, from $595.5 million for the prior-year period, driven primarily by contributions from acquisitions completed since April 2014.

MEDNAX’s revenue growth attributable to recent acquisitions was 13.2 percent, while overall same-unit revenue grew by 0.4 percent when compared to the prior year period.

Same-unit growth attributable to patient volume was 2.7 percent for the 2015 second quarter as compared to the prior-year period. Volume growth in the Company’s neonatology and other pediatric services, maternal-fetal medicine and anesthesia was partially offset by a decline in pediatric cardiology services. For the 2015 second quarter, compared to the 2014 period, same-unit neonatal intensive care unit (NICU) patient days were up 3.8 percent.

Same-unit growth from net reimbursement-related factors was negative 2.3 percent. Same unit growth was reduced 2.2 percent due to lower parity revenue compared to a year ago. MEDNAX’s second quarter 2015 results include approximately $3 million in parity revenue that contributed approximately $0.01 to its net income per diluted share, reflecting the impacts of incentive compensation expense and income taxes, compared to $16 million and $0.05, respectively, in the second quarter of 2014.

Excluding the impact of parity revenue in both periods, a non-GAAP measure, net same-unit growth from reimbursement-related factors would have been negative 0.1 percent in the second quarter of 2015, and total same-unit revenue growth would have been 2.6 percent.

On a same-unit basis, the percentage of services reimbursed under government programs increased by 90 basis points in the 2015 second quarter compared with the prior-year period.

For the 2015 second quarter, general and administrative expenses were $72.4 million, as compared to $60.8 million for the prior-year period, a growth rate of 19 percent. General and administrative expenses as a percentage of net revenue was 10.7 percent for the second quarter of 2015, compared to 10.2 percent in the prior-year period, reflecting the mix of acquisitions completed over the past year, including non-practice service businesses.

Depreciation and amortization expense was $15.5 million in the second quarter of 2015 compared to $10.4 million in the second quarter of 2014, an increase of $5.1 million that primarily related to the amortization of intangible assets from recent acquisitions.

Operating income for the 2015 second quarter was $141.0 million, up 8.7 percent from $129.7 million for the prior-year period. Operating margin was 20.8 percent for the 2015 second quarter, as compared to 21.8 percent for the prior-year period.

MEDNAX generated net income of $84.1 million for the 2015 second quarter, or $0.90 per diluted share based on a weighted average 93.5 million shares outstanding. This compares with net income of $79.0 million, or $0.79 per diluted share, for the 2014 second quarter, based on a weighted average 99.9 million shares outstanding, representing growth in diluted earnings per share of 13.9 percent.

For the six months ended June 30, 2015, MEDNAX generated revenue of $1.32 billion, up 13.3% from $1.16 billion for the prior-year period. Operating income for the six months ended June 30, 2015, grew by 9.4% to $255.8 million, up from $233.8 million for the first half of 2014. MEDNAX earned net income of $152.8 million, or $1.62 per share, through June 30, 2015, based on a weighted average 94.4 million shares outstanding, which compares to net income of $142.7 million, or $1.42 per share, based on a weighted average 100.2 million shares for the first half of 2014.

MEDNAX had cash and cash equivalents of $65.3 million at June 30, 2015, and net accounts receivable were $380.5 million.

During the second quarter of 2015, MEDNAX generated cash flow from operations of $146.1 million, which compares to $134.2 million in the 2014 second quarter.

MEDNAX used approximately $536.8 million during the 2015 second quarter to fund acquisitions and to make contingent purchase price payments for previously completed acquisitions. During the second quarter of 2015, the Company completed the acquisitions of four physician group practices as well as the purchase of vRad, a leading outsourced radiology physician services and telemedicine company.

Introduction of Non-GAAP Reporting Measures

MEDNAX has introduced the reporting of two non-GAAP measures that management believes provides investors with useful supplemental information regarding the Company’s underlying business trends and performance.

First, MEDNAX has introduced the reporting of earnings before interest, taxes, depreciation and amortization (“EBITDA”), defined as net income attributable to MEDNAX, Inc. before interest expense, net, income tax provision and depreciation and amortization. For the second quarter of 2015, EBITDA was $156.6 million, up 11.8 percent from $140.0 million in the prior-year period. EBITDA margin was 23.1 percent versus 23.5 percent in the second quarter of 2014.

Second, the Company has introduced the reporting of Adjusted EPS, defined as diluted net income attributable to MEDNAX, Inc. per common and common equivalent share excluding non-cash amortization expense and stock-based compensation expense. For the second quarter, MEDNAX reported Adjusted EPS of $1.02, compared to $0.88 in the second quarter of 2014, representing growth of 15.9 percent.

For the six months ended June 30, 2015, MEDNAX reported EBITDA of $285.1 million, up 12.0 percent from $254.5 million in the same period of 2014, and Adjusted EPS of $1.85, up 15.6% from $1.60 in the same period of 2014.

These measures should be considered a supplement to, and not a substitute for, financial performance measures determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”). In addition, since these non-GAAP measures are not determined in accordance with GAAP, they are susceptible to varying calculations and may not be comparable as presented to other similarly titled measures of other companies.

A reconciliation of each of EBITDA and Adjusted EPS to the most directly comparable GAAP measures for the three and six months ended June 30, 2015 and 2014, respectively, is provided in the financial tables of this press release. Additionally, historical reconciliations of EBITDA and Adjusted EPS to the most directly comparable GAAP measures are available on the Company’s website at www.mednax.com/investors.

2015 Third Quarter Outlook

For the 2015 third quarter, MEDNAX expects earnings will be in a range of $0.94 to $0.98 per diluted share and Adjusted EPS will be in a range of $1.07 to $1.11. The range of Adjusted EPS of $1.07 to $1.11 excludes approximately $0.08 per diluted share of estimated amortization expense and $0.05 per diluted share of estimated stock-based compensation expense.

This outlook assumes that total same-unit revenue for the three months ended September 30, 2015 will be one percent lower to one percent higher, compared to the prior-year period, including an approximately two percent unfavorable impact from the decrease in parity revenue from the 2014 third quarter. Excluding the impact of parity revenue in both periods, a non-GAAP measure, this outlook assumes same-unit revenue growth of one percent to three percent for the three months ended September 30, 2015, compared to the prior-year period.

Included in the outlook for the 2015 third quarter is approximately $0.01 per diluted share from Medicaid parity revenue, reflecting the impacts from incentive compensation expense and income taxes, compared to $0.05 per share in the 2014 third quarter.

Earnings conference call

MEDNAX, Inc., will host an investor conference call to discuss the quarterly results at 10 a.m., E.D.T. today. The conference call Webcast may be accessed from the Company’s Website, www.mednax.com. A telephone replay of the conference call will be available from noon Eastern Time today through midnight E.D.T. August 14, 2015 by dialing 800.475.6701, access Code 364747. The replay will also be available at www.mednax.com.

ABOUT MEDNAX

MEDNAX, Inc. is a national medical group comprised of the nation’s leading providers of neonatal, anesthesia, teleradiology, maternal-fetal and pediatric physician subspecialty services. Physicians and advanced practitioners practicing as part of MEDNAX are reshaping the delivery of care within their specialties and subspecialties, using evidence-based tools, continuous quality initiatives and clinical research to enhance patient outcomes and provide high-quality, cost-effective care. Pediatrix Medical Group, a division of MEDNAX, was founded in 1979 and includes neonatal physicians who provide services at more than 370 neonatal intensive care units, and collaborate with affiliated maternal-fetal medicine, pediatric cardiology, pediatric critical care and other physician subspecialists to provide a clinical care continuum. Pediatrix is also the nation’s largest provider of newborn hearing screens. American Anesthesiology, a division of MEDNAX, was established in 2007 and includes more than 2,475 anesthesiologists and advanced practitioners who provide anesthesia care to patients in connection with surgical and other procedures as well as pain management. MEDNAX, through its affiliated professional corporations, employs more than 2,700 physicians in 35 states and Puerto Rico. vRad, which MEDNAX acquired in 2015, provides teleradiology services through a network of more than 350 radiologists located in all 50 states. In addition to its national physician network, MEDNAX provides services to medical providers in over 40 states through two complementary businesses, consisting of a revenue cycle management company and a consulting services company. Additional information is available at www.mednax.com.

###

Certain statements and information in this press release may be deemed to contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements may include, but are not limited to, statements relating to our objectives, plans and strategies, and all statements, other than statements of historical facts, that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future. These statements are often characterized by terminology such as “believe”, “hope”, “may”, “anticipate”, “should”, “intend”, “plan”, “will”, “expect”, “estimate”, “project”, “positioned”, “strategy” and similar expressions, and are based on assumptions and assessments made by MEDNAX’s management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate. Any forward-looking statements in this press release are made as of the date hereof, and MEDNAX undertakes no duty to update or revise any such statements, whether as a result of new information, future events or otherwise. Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. Important factors that could cause actual results, developments, and business decisions to differ materially from forward-looking statements are described in MEDNAX’s most recent Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q, including the sections entitled “Risk Factors”, as well MEDNAX’s current reports on Form 8-K, filed with the Securities and Exchange Commission.

MEDNAX, INC.

Consolidated Statements of Income

(in thousands, except per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Net revenue	$676,588	$595,544	$1,315,983	$1,161,883

Operating expenses:
Practice salaries and benefits	422,803	372,216	842,398	744,256
Practice supplies and other operating expenses	24,878	22,466	48,309	43,882
General and administrative expenses	72,401	60,829	140,337	119,243
Depreciation and amortization	15,549	10,361	29,161	20,732

Total operating expenses	535,631	465,872	1,060,205	928,113

Income from operations	140,957	129,672	255,778	233,770
Investment income	384	335	526	1,970
Interest expense	(5,149)	(2,188)	(8,416)	(3,559)
Equity in earnings of unconsolidated affiliate	745	150	1,566	150

Total non-operating expenses, net	(4,020)	(1,703)	(6,324)	(1,439)

Income before income taxes	136,937	127,969	249,454	232,331
Income tax provision	52,889	48,944	96,817	89,646

Net income	84,048	79,025	152,637	142,685
Net loss (income) attributable to noncontrolling interests	82	(9)	200	(9)

Net income attributable to MEDNAX, Inc.	$84,130	$79,016	$152,837	$142,676

Net income attributable to MEDNAX, Inc. common and common equivalent share (diluted)	$0.90	$0.79	$1.62	$1.42

Weighted average shares used in computing net income attributable to MEDNAX, Inc. per common and common equivalent share (diluted)	93,495	99,866	94,405	100,226

MEDNAX, INC.

Reconciliation of Net Income Attributable to MEDNAX, Inc. to EBITDA

(in thousands)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Net income attributable to MEDNAX, Inc.	$84,130	$79,016	$152,837	$142,676
Interest expense, net(1)	4,020	1,703	6,324	1,439
Income tax provision	52,889	48,944	96,817	89,646
Depreciation and amortization	15,549	10,361	29,161	20,732

EBITDA	$156,588	$140,024	$285,139	$254,493

(1)	Interest expense, net is composed of interest expense, investment and other income and equity in earnings of unconsolidated affiliate.

MEDNAX, INC.

Reconciliation of Diluted Net Income per Share Attributable to MEDNAX, Inc.

to Adjusted Diluted Net Income per Share Attributable to MEDNAX, Inc. (“Adjusted EPS”)

(in thousands)

(Unaudited)

	Three Months Ended June 30,
	2015		2014
Weighted average number of dilutive shares outstanding	93,495		99,866
Net income and diluted net income per share attributable to MEDNAX, Inc.	$84,130	$0.90	$79,016	$0.79
Adjustments:
Amortization (net of tax of $3,982 and $2,546)	6,334	0.07	4,111	0.04
Stock-based compensation (net of tax of $3,060 and $2,975)	4,868	0.05	4,803	0.05

Net income and diluted net income per share attributable to MEDNAX, Inc. as adjusted (“Adjusted EPS”)	$95,332	$1.02	$87,930	$0.88

	Six Months Ended June 30,
	2015		2014
Weighted average number of dilutive shares outstanding	94,405		100,226
Net income and diluted net income per share attributable to MEDNAX, Inc.	$152,837	$1.62	$142,676	$1.42
Adjustments:
Amortization (net of tax of $7,665 and $5,111)	12,101	0.13	8,134	0.08
Stock-based compensation (net of tax of $6,113 and $6,116)	9,651	0.10	9,733	0.10

Net income and diluted net income per share attributable to MEDNAX, Inc. as adjusted (“Adjusted EPS”)	$174,589	$1.85	$160,543	$1.60

Balance Sheet Highlights

(in thousands)

(Unaudited)

	As of	As of
	June 30, 2015	December 31, 2014
Assets:
Cash and cash equivalents	$65,322	$47,928
Short-term investments	5,104	6,035
Accounts receivable, net	380,545	352,191
Other current assets	74,533	60,898
Goodwill, other assets, property and equipment	3,749,635	3,141,743

Total assets	$4,275,139	$3,608,795

Liabilities and equity:
Accounts payable and accrued expenses	$286,719	$380,658
Total debt	1,296,901	569,320
Other liabilities	471,224	393,251

Total liabilities	2,054,844	1,343,229
Total equity	2,220,295	2,265,566

Total liabilities and equity	$4,275,139	$3,608,795